Exhibit 4.1.2

AMENDMENT TO WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of June 7, 2023, by and among (i) Avalon Acquisition Inc., a Delaware corporation (the “SPAC”), (ii) Beneficient, a Nevada corporation, (successor by way of statutory conversion to The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG”)) (the “Company”), and (iii) Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, SPAC and the Agent are parties to that certain Warrant Agreement, dated as of October 5, 2021 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Agent agreed to act as the SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase shares of Class A common stock of the SPAC, par value $0.0001 per share (the “SPAC Class A common stock”), underlying the units of the SPAC issued in SPAC’s initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC acquired by Avalon Acquisition Holdings LLC (the “Sponsor”), in a private placement concurrent with the IPO (the “Sponsor Private Warrants”), (iii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC issuable to the Sponsor or an affiliate of the Sponsor or certain officers and directors of SPAC upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants”), and (iv) all other warrants issued by SPAC after the IPO, in connection with or following the Transactions (the “Post-IPO Warrants” and together with the Public Warrants, the Sponsor Private Warrants, and the Working Capital Warrants, the “Warrants”);

WHEREAS, on September 21, 2022, (i) SPAC, (ii) BCG, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), entered into that certain Business Combination Agreement (as it may be amended after the date hereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the SPAC Merger (as defined below) contemplated thereby (the “Closing”), among other matters and subject to the terms and conditions thereof, (i) Merger Sub I will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), and as a result of which, among other matters, (x) SPAC shall become a wholly owned subsidiary of the Company and (y) each issued and outstanding share of SPAC Class A common stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one share of Company Class A Common Shares and one share of Company Series A Preferred Stock, with each share of Company Series A Preferred Stock that is outstanding automatically converting into one-fourth (1/4) of a share of Company Class A Common Shares on (and only on) the later of (x) 90 days after the Closing Date and (y) 30 days after the Company has an effective registration statement under the Securities Act with respect to the issuance of the Company Class A Common Shares upon exercise of the Public Warrants and the Private Placement Warrants (the “Conversion Date”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the SPAC Merger, the surviving company of the SPAC Merger will merge with and into Merger Sub II, with Merger Sub II surviving (the “LLC Merger” and, together with the Avalon Merger, the “Mergers”);

WHEREAS, pursuant to the requirements of Section 9.8 of the Warrant Agreement, the holders of a majority of the Private Placement Warrants have consented to an amendment to the Warrant Agreement providing that if the Private Placement Warrants are exercised on or prior to the Conversion Date, upon exercise of a Private Placement Warrant, the holder shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock;

WHEREAS, upon consummation of the SPAC Merger, as provided in Section 4.5 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of SPAC Class A common stock, but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Class A Common Shares and the same number of shares of Company Series A Preferred Stock; provided that the holders of Private Placement Warrants shall not receive any Company Series A Preferred Stock upon exercise of a Private Placement Warrant unless the Private Placement Warrant is exercised after the Conversion Date;

WHEREAS, the Company Class A Common Shares and Company Series A Preferred Stock constitute an Alternative Issuance as defined in said Section 4.5;

WHEREAS, all references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean shares of Class A common stock, par value $0.001 per share, of the Company (together with any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities, “Company Common Shares”);

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement); and

WHEREAS, in connection with the Mergers, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

(a) Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement and the Warrants.

(b) Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement and the Warrants pursuant to Section 1.1 hereof effective as of the effective time of the SPAC Merger (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2. Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Avalon Acquisition Inc., a Delaware corporation” and replacing it with “Beneficient, a Nevada corporation”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c) Reference to Company Common Shares. All references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean Company Common Shares.

(d) Issuance of Preferred Stock. The Warrant Agreement is hereby amended to add a new Section 3.3.6 to the Warrant Agreement as follows:

3.3.6 Issuance of Preferred Stock. Upon exercise of a Warrant, for every Company Common Share for which a Warrant is exercised, the Registered Holder shall also be entitled to receive one share of Company Series A Preferred Stock; provided that the Registered Holder of a Private Placement Warrant shall not be entitled to receive any shares of Company Series A Preferred Stock upon the exercise of a Private Placement Warrant unless such exercise is after the Conversion Date.

(e) Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Company:

If to the Company to: Beneficient c/o The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: LegalNotices@beneficient.com	with a copy (which will not constitute notice) to: Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

AVALON ACQUISITION INC.

By:	/s/ S. Craig Cognetti
Name:	S. Craig Cognetti
Title:	Chief Executive Officer

The Company:

BENEFICIENT

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President and Chief Legal Officer

Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Vice President of Account Administration

Signature Page to Amendment to Warrant Agreement